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                                                                   EXHIBIT 99.1
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         STRATEGIC PLANT UPGRADES EXPECTED TO RESULT IN LOWER Q1 SALES
                AND SUBSTANTIAL EARNINGS DECLINE FOR ABC RAIL,
                 EPS ESTIMATE 5-9 CENTS VS. 27 CENTS YEAR AGO

         SALES EXPECTED AT $54 MILLION VS. $58.6 MILLION YEAR EARLIER


CHICAGO, OCTOBER 22, 1996--Pointing to the need to accelerate its re-engineering process to reduce delivery times, improve quality and manufacture more cost effectively, ABC RAIL PRODUCTS CORP. (NASDAQ: ABCR) today announced that it anticipates reporting lower sales and substantially lower earnings than expected for its fiscal 1997 first quarter ending October 31, 1996.

          The company, calling attention to "process improvements at our wheel foundry and the need for major manufacturing process changes at our trackwork plants," said "it was the right time" to forge ahead with substantially enhancing its production capabilities. These major upgrades resulted in production slowdowns at its principal wheel and trackwork plants.

          "This was something we knew we had to do during this new fiscal year, and it was part of our strategic plan to sharply upgrade manufacturing efficiencies and reduce our lead times," said ABC Rail Chairman and Chief Executive Officer Donald W. Grinter. "During this, our usual seasonal down-cycle, business was a little slower than normal, particularly with the merger of the Union Pacific and Southern Pacific railways. "It's been disruptive, obviously, but we thought it was an opportune time to accelerate these changes."

          "Because we are operating at virtually the same level of fixed costs with much reduced output during this quarter, we see earnings per share possibly as low as five cents compared with the 27 cents we reported a year ago," Grinter said. The current backlog is $38 million, he noted, and sales for the first quarter are expected to approximate $54 million compared with $58.6 million reported a year earlier.

          The executive added that the company is upgrading its foundry processes at its Calera, Ala., rail and idler wheel plant. When completed, the foundry will provide the quality input needed to capitalize on the significant improvements recently instituted in the plant's machine shop.

          ABC Rail also is restructuring its trackwork plans in the areas of manufacturing, engineering design and order processing in Chicago Heights, Pueblo, Colo., Anderson, Ind., and Superior, Wis., to significantly cut lead times and reduce inventories. The upgrades require major reconfiguring of the shop floors' layouts into cell manufacturing centers, Grinter said.

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          "The seasonal lull -- coupled with the new orders expected now that the Union Pacific-Southern Pacific merger is complete -- made this an opportune time to absorb a mild short-term setback in exchange for improved capacity and profitability in the long term."

          Grinter emphasized that the new "simultaneous engineering" and new computer-aided design systems were now almost totally in place.

          ABC's statement about anticipated results were based upon internal estimates, which are subject to change as they reflect preliminary information and management assumptions. They are not actual results. The Company's actual first quarter results are expected to be announced on or about November 21, 1996.

          This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to expectations, beliefs and future financial performance, that are based on current expectations and are subject to a number of risks and uncertainties. Actual results or outcomes could differ from current expectations due to a number of factors, including general economic conditions, competitive factors and pricing pressures, shifts in market demand, the performance and needs of industries served by the Company's business, actual future costs of operating expenses such as rail and scrap steel, self-insurance claims and employee wages and benefits, actual costs of continuing investments in technologies, as well as the risks, uncertainties and other factors described from time to time in the Company's SEC filings and reports.

          ABC Rail Products is a leader in the engineering, manufacturing, and marketing of replacement products and original equipment for the freight railroad and rail transit industries. The company's products include specialty trackwork, such as rail crossings and switches; mechanical products, such as rail car, locomotive and idler wheels, mounted wheel sets and metal brake shoes; and classification yard products and automation systems. The company's operating facilities are located at Chicago Heights, IL.; Crown Point and Anderson, IN.; Baltimore; Calera, AL.; Milwaukee and Superior, WI.; Duluth, MN.; Pueblo, CO.; Cincinnati, OH.; Newton and Kansas City, KN.; Corsicana, TX.; Lewistown and Norristown, PA.; Riverside, CA.; and Tacoma, WA.

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